EXHIBIT 10.85
RESTRICTED STOCK UNIT AGREEMENT
UNDER
JACK HENRY & ASSOCIATES, INC. 2025 EQUITY INCENTIVE PLAN
(Non-Employee Directors)

Date of Award:	____________________
Number of Restricted Stock Units Granted:	____________________
Awardee:	____________________

        THIS AGREEMENT (the “Agreement”) is made on the Date of Award noted above (the “Date of Award”) and is between Jack Henry & Associates, Inc., a Delaware corporation (hereinafter called the “Company”), and the Awardee listed above (“Awardee”).
        WHEREAS, the Board of Directors of the Company (“Board”) and the stockholders of the Company have adopted the Jack Henry & Associates, Inc. 2025 Equity Incentive Plan (“Plan”) pursuant to which restricted stock units (“RSUs”) may be granted to directors of the Company; and
        WHEREAS, the Company desires to make a restricted stock unit award to the Awardee pertaining to the number of RSUs granted set forth above (“Award”), under the terms hereinafter set forth;
        NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties to this Agreement agree as follows:
        1.    Award Subject to Plan. This Award is made under and is expressly subject to all the terms and provisions of the Plan, a copy of which Awardee acknowledges has been given to Awardee, and which terms are incorporated herein by reference. Awardee agrees to be bound by all the terms and provisions of the Plan. Terms not defined herein shall have the meaning ascribed thereto in the Plan.
        2.    Grant of Award. Pursuant to the action of the Board, which action was taken to be effective on the Date of Award, the Company awards to Awardee the Award (which directly relate to that same number of shares of Common Stock). Subject to the other terms and conditions of the Plan and this Agreement, settlement of each RSU as provided in Section 4 entitles Awardee to the issuance of one share of Common Stock, or, if permitted under the Plan and where the Board elects to settle an RSU for cash, a cash payment equal to the fair market value of the share underlying the RSU the Board elects to settle for cash.
        3.    Restrictions. Except as may be permitted under the Plan or by the Board, the RSUs are not transferable by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise. Any attempted disposition of the RSUs, or the levy of any execution, attachment or similar process upon the RSUs prior to settlement, shall be null and void and without effect. Holding RSUs does not give Awardee the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to shares of Common Stock underlying the RSUs that the Company may issue under the terms and conditions of this Agreement.
4.    Settlement, Forfeiture and Share Issuance.

(a)    Settlement Date. For purposes of this Agreement the Awardee’s “Settlement Date” shall be the earlier of (1) the day before the Company’s next Annual Meeting of the Stockholders following the Date of Award or (2) the one-year anniversary of the Date of Award. During the period ending on the Settlement Date, the RSUs will be subject to the risk of forfeiture and will be nontransferable by the Awardee. If the Awardee’s directorship is terminated before the Settlement Date, except as provided below at (c), the Awardee shall forfeit all the RSUs.
(b)    Form of Settlement.    To the extent permissible under the Plan, the Committee, in its sole discretion, may elect to settle an RSU by issuing shares of Common Stock or by making a cash payment to Awardee in an amount equal to the then fair market value of the share of Common Stock underlying the RSU being settled, less any amounts necessary to satisfy the Company's tax withholding obligations.
(c)     Other Settlement.
(i)    Effect of Change in Control on Settlement. Upon a Change in Control of the Company, all RSUs shall be settled. In such event, settlement of the RSUs shall occur at the time of the Change in Control.

(ii)    Effect of Death, Disability or Retirement on Settlement. Upon Awardee's death or termination of directorship due to Disability or Retirement, no forfeiture or accelerated settlement of the RSUs shall occur. Rather, on the Settlement Date, a pro rata portion of the RSUs subject to this Agreement shall be settled based on the portion of the year that elapsed from the Date of Award prior to Awardee's termination of directorship. For purposes of this Agreement, a "Retirement" means an Awardee's termination of directorship for the express reason of retirement, as determined by the Board or Committee in its sole discretion.

d.     Forfeiture. Subject to the other provisions of this Section 4, all non-settled RSUs shall be forfeited if Awardee ceases to be a director of the Company prior to the Settlement Date. Upon any such forfeiture, under no circumstances will the Company be obligated to make any payment to

Awardee, and no shares of Common Stock shall be issued, as a result of such forfeited RSUs.
e.    Share Issuance; Stock Ownership Guidelines.
(i)    Except as otherwise provided herein, upon the settlement of a specific number of RSUs for shares of Common Stock as provided in this Section, the Company shall issue a corresponding number of shares of Common Stock to Awardee on the Settlement Date or Change in Control, provided that tax withholding obligations have been satisfied as provided in Section 5. The Company’s transfer agent may issue shares of Common Stock in certificated or book entry form as determined by the Company’s Corporate Secretary. Upon issuance of the Shares, Awardee shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the shares of Common Stock.
(ii)    Any Shares acquired by Awardee on the Settlement Date pursuant to this Award may be subject to any Company stock ownership guidelines or stock ownership policy as determined appropriate by the Committee and communicated to Awardee. Awardee agrees that Awardee will comply with and adhere to such stock ownership guidelines or stock ownership policy.
f.    Payments to Third Party. On the Settlement Date following the death of Awardee, the shares of Common Stock, to the extent eligible to be issued, shall be issued to Awardee’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Awardee’s executor or administrator or other personal representative acceptable to the Corporate Secretary. Any request to pay any person or persons other than Awardee shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence satisfactory to the Company of the authority of such person or persons to receive the payment.
5.    Tax Withholding. Awardee understands and agrees that, at the time any tax withholding obligation arises in connection with the issuance of a share of Common Stock or, if permitted under the Plan, a cash payment, the Company may withhold, in shares of Common Stock if a valid election applies under this Section 5 or in cash from amounts the Company owes or will owe Awardee, any applicable minimum withholding, payroll and other required tax amounts due upon the issuance of shares of Common Stock or cash payment. Tax withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law. The valuation of the RSUs, and any shares of Common Stock that the Company may issue attributable to RSUs, for tax and other purposes shall be determined in accordance with all applicable laws and regulations. In the absence of the satisfaction of tax obligations, the Company may refuse to issue shares of Common Stock or make any other payment hereunder.
6.    Dividends and Voting. Prior to an RSU settlement date, Awardee shall have no right to receive any dividends or dividend equivalent payments with respect to the RSUs. Awardee will have no voting rights with respect to any of the RSUs or the shares of Common Stock underlying the RSUs.
7.    Administration. This Award has been made pursuant to a determination made by the Board, or a committee authorized by the Board, subject to the express terms of this Agreement, and the Board or such committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Awardee by the express terms hereof.
        8.     Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Awardee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this agreement.
    The Company has caused this Agreement to be executed on its behalf, and Awardee has signed this Agreement to evidence Awardee’s acceptance of the terms hereof, all as of the date first above written.
JACK HENRY & ASSOCIATES, INC.

By:

Title: CFO & Treasurer

AWARDEE

_______________________________

Name: ____________________
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